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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
           Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                           Commission File Number 0-26874
                            INTERNATIONAL CUTLERY, LTD.
                            ---------------------------
               (Exact name of registrant as specified in its charter)

            127 WEST 25TH STREET NEW YORK, NEW YORK 10001, (212)924-7300
            ------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                           Common Stock, $0.01 par value
                       Common Stock Purchase Warrants Class A
                       Common Stock Purchase Warrants Class B
                       --------------------------------------
              (Title of each class of securities covered by this Form)

                                        None
                                        ----
    (Titles of all other classes of securities for which a duty to file reports under section13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii) [X]      Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]      Rule 12g-4(a)(1)(i)  [ ]
     Rule 12h-3(b)(1)(i)  [ ]                Rule 15d-6 [ ]

     Approximate number of holders of record as of the certification or notice date: 55

     Pursuant to the requirements of the Securities Exchange Act of 1934, International Cutlery, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATED:    August 20, 1998          BY: /s/ JOEL J. SILVER
                                      -------------------------------
                                        Joel J. Silver
                                        President and Chief Executive Officer